Exhibit 4.8

                Mediscience Jeremy Rosen DDS Consulting Agreement

This Agreement is made on February 1, 2004 between Mediscience Technology Corp.
(MTC) 1235 Folkstone way, Cherry Hill NJ, 08034 and Jeremy Rosen DDS 446 East 86th Street, Apt 7G New York, NY.

Consultant has extensive Medical/Dental/Oral Health experience regarding FDA Clinical, structuring, management, and overview and expertise in supporting/participating in management presentations seeking corporate funding and/or corporate relationships. MTC seeks to benefit from the Consultant's expertise by retaining the Consultant as an exclusive Technical Consultant in the area of Dental/Oral applications of the Company's Technology. The Consultant wishes to perform consulting services for the MTC. Accordingly, MTC and the Consultant agree as follows:

      1.    Services

            a. The consultant shall provide advice and consulting services to the Company with respect to matters related to Medical/Dental/Oral Health experience regarding FDA Clinical, structuring, management, and overview and share his expertise in supporting/participating in management presentations seeking corporate funding and/or corporate relationships. The Consultant shall be engaged by the MTC as a consultant for the exchange of ideas only and under the terms of this Agreement, shall not direct or conduct or participate in fund raising of any kind for or on behalf of the Company. Any such activity which may be conducted shall be carried out solely and only by MTC management or designees

            b. Upon request by the Company and in return for compensation detailed in Article 2, the Consultant shall keep MTC informed about applications, features, and specifications in its area of expertise as they may broaden or change from time to time as well as be available for assisting in Dental/Oral quality product control issues.

      2.    Compensation

            As the full and sole consideration for the consulting services provided by the Consultant, the Company shall pay to the Consultant three hundred and twenty five thousand (325,000) of Mediscience common SEC Restricted and legended by the transfer agent as SEC 144

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      3.    Competition

            The Consultant represents to the Company that the Consultant does not have any agreement to provide consulting services to any other party, firm, or company in the BIO-TECHNOLOGY industry on matters relating to the scope of this consultancy, and will not enter into any such agreement during the term of this Agreement. The Company acknowledges and agrees, however, that nothing in this Agreement shall affect the Consultant's right to contract with the Research Foundation of City University of New York (CUNY) or any component of CUNY System,

      4.    Confidentiality

            a. The parties may wish, from time to time, in connection with work contemplated under this Agreement, to disclose confidential information to each other ("Confidential Information"). Each party will use reasonable efforts to prevent the disclosure of any of the other party's Confidential Information to third parties for a period of seven (_7_) years from receipt thereof. The recipient may acquire information that pertains to the discloser's processes, equipment, programs, developments, or plans that is both (i) disclosed or made known by the disclosure to the recipient and (ii) identified in writing as "proprietary" by the disclosure. The recipient agrees not to disclose any Confidential Information to third parties or to use any Confidential Information for any purpose other than performance of the services contemplated by this Agreement, without prior written consent of the Company.

            b. Confidential Information subject to paragraph 4(b) does not include information that (i) is or later becomes available to the public through no breach of this Agreement by the recipient; (ii) is obtained by the recipient from a third party who had the legal right to disclose the information to the recipient; (iii) is already in the possession of the recipient on the date this Agreement becomes effective; (iv) is independently developed by recipient; or (v) is required to be disclosed by law, government regulation, or court order. In addition, Confidential Information subject to paragraph 4(b) does not include information generated by the Consultant unless the information (i) is generated as a direct result of the performance of consulting services under this Agreement.

      5.    Return of Materials

            The Consultant agrees to promptly return, following the termination of this Agreement or upon earlier request by the Company, all drawings, tracings, and written materials in the Consultant's possession and (i) supplied by

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            the Company in conjunction with the Consultant's consulting services under this Agreement or (ii) generated by the Consultant in the performance of consulting services under this Agreement.

      6.    Intellectual Property

            a. Title to any inventions and discoveries made by or contributed to by Consultant resulting from the work performed hereunder shall reside in MTC title to all inventions and discoveries made by MTC resulting from the research performed hereunder shall reside in MTC; title to all inventions and discoveries made jointly by Consultant and Company resulting from the research performed hereunder shall reside in MTC and Company. Inventorship shall be determined in accordance with U.S. Patent law.

      7.    Term and Termination

            a. This Agreement shall be for a term of 12 months, renewable upon reasonable terms and conditions as may be agreed upon by the Company and the Consultant.

            b. Termination of the Agreement under paragraph 8(a) above shall not affect (a) the Company's obligation to pay for services previously performed by the Consultant and acknowledged by MTC

      8.    Miscellaneous

            a. This Agreement shall inure to the benefit of and be binding upon the respective heirs, executors, successors, representatives, and assigns of the parties, as the case may be.

            b. The relationship created by this Agreement shall be that of independent contractor, and the Consultant shall have no authority to bind or act as agent for the Company or its employees for any purpose.

            c. The Company will not use the Consultant's name in any commercial advertisement or similar material used to promote or sell products, unless the Company obtains in advance the written consent of the Consultant.

            d. Share transfer hereunder shall be deemed to have been properly given / paid when deposited with the United States Postal Service, registered or certified mail, by Registrar & Transfer Co MTC's transfer agent in accordance with written instructions provided by Consultant as to share issuance R/N/O addressed as follows:

                  1235 Folkstone Way, Cherry Hill NJ 08034 Attn: Peter Katevatis

                  446 East 86th Street, Apt 7G New York, NY

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            e.    This Agreement replaces all previous agreements and the
                  discussions relating to the subject matters hereof and constitutes the entire and only agreement between, the Company and the Consultant with respect to the subject matters of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation, or agreement made by any employee, officer, or representative of the Company, or by any written documents unless it is signed by the CEO of the Company and by the Consultant.

            f. If any term or provision of this Agreement is deemed invalid, contrary to, or prohibited under applicable laws or regulation of any jurisdiction, this Agreement (save only this sentence) shall be invalid.

            g. The parties hereto agree to be bound by and under New York State Law and to submit any and ail disputes of whatsoever kind to the American Arbitration association of New York City

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first stated above.


By: Jeremy Rosen ODS, Date, 3/4/04             /s/ Jeremy Rosen

By: Peter Katevatis, Chairman/CEO              /s/ Peter Katevatis

Mediscience Technology Corp Date: 4/3/04